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                                                                Exhibit 99.1

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PRESS RELEASE

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Western Bancorp (NASDAQ: WEBC)              Santa Monica Bank (AMEX: SMO)
4100 Newport Place, 9th Floor               1251 Fourth Street
Newport Beach, CA 92660                     Santa Monica, CA 90401
Contact: Matthew P. Wagner                  Contact: Aubrey L. Austin
          President                           President and
                                                    Chief Executive Officer
Phone:   310/477-2401                       Phone:   310/917-6200
FAX:     310/477-8611                       Fax:     310/917-6573

Contact: Arnold C. Hahn
         Executive Vice President
Phone:   714/863-2351
FAX:     714/863-2336

FOR IMMEDIATE RELEASE

                                                               JULY 31, 1997

WESTERN BANCORP AND SANTA MONICA BANK ANNOUNCE PLAN TO MERGE, THEREBY CREATING THE 8TH LARGEST PUBLICLY-OWNED BANKING COMPANY BASED IN CALIFORNIA.

Western Bancorp and Santa Monica Bank jointly announced that they have signed a definitive agreement to merge, subject to approval by banking regulators and the shareholders of both companies. Under the terms of the agreement, each shareholder of Santa Monica will have the right to elect to receive, with certain limitations, either $28 per share in cash or .875 shares of Western Bancorp common stock for each share of Santa Monica common stock. In the event that shareholders owning more than 50% of Santa Monica common stock elect the stock alternative, they will each receive their pro rate share of the stock and cash available for distribution. Should fewer than 40% of the outstanding shares elect to receive stock, then all shareholders, regardless of their election, will receive $28 per share in cash at closing.

Under the terms of the definitive agreement, Santa Monica Bank and Western Bank, a wholly owned subsidiary of Western Bancorp, will merge to form a $1.1 billion bank operating on the west side of Los Angeles. That bank will operate under the name of Santa Monica Bank with branches serving the communities of Santa Monica, Century City, Beverly Hill, Malibu, Encino, Westwood and Marina del Rey. Upon completion of the merger, Western Bancorp

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                                                                Exhibit 99.1

will have two subsidiary banks: Santa Monica Bank and National Bank of Southern California. National Bank will, prior to year-end 1997, merge into Southern California Bank following the completion of Western's previously announced acquisition of its parent, SC Bancorp, which is expected to be completed in October.

Hugh S. Smith, Chairman of the Board and Chief Executive Officer of Western Bancorp, commented, "the combination with Santa Monica Bank is a continuation of Western's evolution as the premier community bank in California. The additional presence provided by Santa Monica's eight large, well-located branches coupled with their very successful trust business will be important additions to Western's delivery platform and product mix."

In commenting on the merger, Aubrey L. Austin, President and CEO of Santa Monica Bank, said, "we believe that today's announcement is important for both shareholders and our customers. Our shareholders are receiving an attractive price for their shares and for those who elect to receive Western stock the opportunity to participate in the continued growth of the combined companies. As for our customers, our shared vision of relationship banking was a vital element in our decision to merger with Western. We believe that there is an increasing segment of the market that understands and appreciates a more individualized approach to banking. As such, we expect to continue the high level of personalized attention that our customers have come to expect, but with the added convenience and product capability that comes from our increased size."

Matthew Wagner, President of Western Bancorp, in commenting on the merger stated that, "based upon our working relationship with Santa Monica Bank and its management we expect to complete the merger without a loss of the momentum that both banks currently enjoy. Although improved operating efficiency is an element of every merger, our primary focus is our customers. Our future is based upon our ability to serve their needs. In so doing, revenue will grow and operating efficiency will naturally improve."

Upon completion of the merger Aubrey L. Austin will become Chairman, President and CEO of the merged Santa Monica Bank, and a director of Western Bancorp. Hugh S. Smith, Chairman of the Board of Western Bancorp, Matthew P. Wagner, President of Western Bancorp and Mark Stuenkel, President of National Bank of Southern California, will continue in those capacities.

Upon the expected completion of the merger in January, 1998, Western Bancorp will have assets of roughly $2.1 billion and operate from 34 branches in Orange and Los Angeles counties.